Exhibit 99.1

Sound Financial Bancorp, Inc. Reports 3rd Quarter
Net Income of $1.2 million or $0.48 per share

Seattle, Wash., October 30, 2017 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $1.2 million for the quarter ended September 30, 2017, or diluted earnings per share of $0.48, as compared to net income of $1.3 million, or diluted earnings per share of $0.50, for the quarter ended June 30, 2017 and $1.5 million, or diluted earnings per share of $0.57, for the quarter ended September 30, 2016.

“Both loan and deposit growth during the quarter have been strong, however, the very robust local economy has put significant pressure on housing prices and home loans available for sale,” said Laurie Stewart, President and CEO of the Company and the Bank.  “Combined with increasing interest rates reducing refinance activity, our origination of saleable loans was not as robust as in prior years, resulting in a negative impact on loan fee income and mortgage servicing income,” concluded Ms. Stewart.

Highlights for the quarter include:

●	Net loans increased 7.0% to $523.2 million at September 30, 2017, from $489.1 million at June 30, 2017 and increased 10.8% from $472.2 million at September 30, 2016
●	Deposits increased 6.3% to $524.8 million at September 30, 2017, from $493.7 million at June 30, 2017 and increased 13.2% from $463.5 million at September 30, 2016
●	Total assets increased 5.8% to $622.5 million at September 30, 2017, from $588.3 million at June 30, 2017 and increased 9.9% from $566.2 million at September 30, 2016
●
Net interest income increased 7.5% to $6.2 million during the quarter ended September 30, 2017, from $5.8 million during the quarter ended June 30, 2017 and increased 14.2%, from $5.4 million during the quarter ended September 30, 2016

●
Noninterest income decreased 16.0% to $826,000 during the quarter ended September 30, 2017, from $983,000 during the quarter ended June 30, 2017 and decreased 46.5%, from $1.5 million during the quarter ended September 30, 2016

●
The net interest margin increased to 4.40% during the quarter ended September 30, 2017, as compared to 4.33% for the quarter ended June 30, 2017 and increased from 4.19% for the quarter ended September 30, 2016

●	The provision for loan losses was $250,000 for the quarter ended September 30, 2017, compared to no provision for the quarters ended June 30, 2017 and September 30, 2016

Both the Company and Bank continue to maintain capital levels in excess of the regulatory requirements and the Bank continued to be categorized as “well-capitalized” at September 30, 2017.

Operating Results

Net interest income increased $432,000, or 7.5%, to $6.2 million during the quarter ended September 30, 2017, compared to $5.8 million during the quarter ended June 30, 2017 and increased $768,000, or 14.2%, from $5.4 million during the quarter ended September 30, 2016.  The change from the sequential quarter and the comparable period a year ago was primarily a result of increased interest income on loans, due to both higher average balances and loan yields, partially offset by increased interest expense.

Interest income increased $549,000, or 8.4%, to $7.1 million during the quarter ended September 30, 2017, compared to $6.5 million during the quarter ended June 30, 2017 and increased $918,000, or 14.9%, compared to the quarter ended September 30, 2016.  Interest income on loans increased $474,000, or 7.5%, to $6.8 million during the quarter ended September 30, 2017, compared to $6.4 million during the quarter ended June 30, 2017 and increased $782,000, or 12.9%, from $6.1 million during the quarter ended September 30, 2016.  The change from the sequential quarter and the comparable period last year was due to both higher average loan balances and yields on the loan portfolio.  The average balance of the loan portfolio was $516.8 million for the quarter ended September 30, 2017, compared to $488.2 million for the three months ended June 30, 2017, and $474.5 million for the quarter ended September 30, 2016.  The weighted-average yield on the loan portfolio was 5.29% for the quarter ended September 30, 2017, compared to 5.21% for the three months ended June 30, 2017 and 5.10% for the quarter ended September 30, 2016.  Interest income on investments increased $75,000, or 47.2%, to $234,000 during the quarter ended September 30, 2017, compared to $159,000 during the quarter ended June 30, 2017 and increased $136,000, or 138.8%, compared to the quarter ended September 30, 2016.  The change from the sequential quarter and the third quarter of 2016 was due to higher cash balances and higher average yields due to the increase in interest rates over the past year.  Also included in interest income on investments, was a $57,000 discount that was taken into income in July 2017 as a result of an early redemption of a non-agency mortgage-backed security.

Interest expense increased $117,000, or 15.3%, to $880,000 during the quarter ended September 30, 2017, compared to $763,000 during the quarter ended June 30, 2017 and increased $150,000, or 20.5%, from $730,000 compared to the quarter ended September 30, 2016.  Interest expense on deposits increased $120,000, or 17.4% to $808,000 for the quarter ended September 30, 2017, compared to $688,000 for the quarter ended June 30, 2017 and increased $130,000, or 19.2%, from $678,000 during the quarter ended September 30, 2016.  The increase from the sequential quarter and the comparable quarter last year was a result of the higher weighted-average cost of deposits as well as higher average deposit balances for the period ended September 30, 2017.  Average deposits increased to $510.7 million at September 30, 2017, as compared to $474.9 million and $452.3 million at June 30, 2017 and September 30, 2016, respectively.  The weighted-average cost of deposits increased to 0.63% for the third quarter of September 2017 compared to 0.58% and 0.59% for the quarters ended June 30, 2017 and September 30, 2016, respectively.  The cost of borrowings decreased $3,000, or 4.0%, to $72,000 during the quarter ended September 30, 2017, from $75,000 during the quarter ended June 30, 2017 and increased $20,000, or 38.5%, from $52,000 for the quarter ended September 30, 2016.  The decrease in the borrowing cost for the current quarter compared to the sequential quarter was a result of the decrease in the average balance of borrowings.  Average borrowings, consisting of Federal Home Loan Bank advances, decreased to $21.6 million for the quarter ended September 30, 2017, compared to $25.3 million for the quarter ended June 30, 2017 and $36.8 during the quarter ended September 30, 2016.  The increase in the borrowing cost for the current quarter compared to the same quarter last year was due to the increase in the weighted-average rate of borrowings.  The weighted-average cost of borrowings for the quarter ended September 30, 2017 was 1.33% compared to 0.57% for the same quarter in 2016.

The net interest margin (annualized) increased to 4.40% for the quarter ended September 30, 2017, compared to 4.33% for the quarter ended June 30, 2017 and 4.19% for the quarter ended September 30, 2016.  The increase for both the quarter over quarter and year over year periods was due to the combination of increases in both the average balance and yield on loans.  The yield on loans increased eight basis points compared to the sequential quarter and increased 11 basis points compared to the same quarter in 2016.  The weighted-average gross loan balance increased $28.6 million, or 5.8%, compared to the second quarter of 2017 and increased $42.3 million, or 8.9%, compared to the third quarter of 2016.

We recorded a provision for loan losses of $250,000 for the quarter ended September 30, 2017 compared to no provision for the quarters ended June 30, 2017 and September 30, 2016.  The provision for loan losses for the quarter was primarily a result of the increase in the loan portfolio and higher net loan charge-offs.  The gross loan portfolio increased $34.3 million compared to June 30, 2016 and $51.1 million compared to September 30, 2016.  Net charge-offs for the third quarter of 2017 totaled $94,000 compared to $3,000 for the second quarter of 2017 and net recoveries of $21,000 during the quarter ended September 30, 2016.  Nonperforming loans increased to $3.5 million at September 30, 2017 compared to $3.3 million at June 30, 2017 and decreased from $4.9 million at September 30, 2016.

Noninterest income decreased $157,000, or 16.0%, to $826,000 for the quarter ended September 30, 2017, compared to $983,000 for the quarter ended June 30, 2017.  Noninterest income decreased $717,000, or 46.5%, from $1.5 million for the quarter ended September 30, 2016.  The decrease from the sequential quarter was primarily the result of a $130,000 decline in mortgage servicing income and a $53,000 decline in service charges and fee income, partially offset by a $26,000 increase in the gain on the sale of loans. The decrease in mortgage servicing income compared to the sequential quarter was due to both lower average servicing assets as well as a slight decrease in the market value of the servicing rights from 83 basis points as of June 30, 2017 to 82 basis points as of September 30, 2017.  The decrease from the year ago period was a result of a $304,000 decline in service charges and fee income, a $221,000 decline in mortgage servicing income and a $190,000 decline in the gain on sale of loans.  The decrease in service charges and fee income included a decrease in overdraft fees, as well as loan fees.  The decrease in loan fees was due to a decline in loan originations as well as the deferral of additional loan fees compared to the same period in 2016.  The decrease in the mortgage servicing income was due to the larger decline in the mortgage servicing loan balances relative to the improvement in the market value of the servicing rights over the last year.  The decline in the gain on sale of loans was due to a lower volume of loans originated and sold on the secondary market.  During the first nine months of 2016, we originated and sold $59.2 million of loans compared with $35.8 million for the first nine months of 2017.

Noninterest expense increased $138,000, or 2.9%, to $4.9 million for the quarter ended September 30, 2017, from $4.8 million for the quarter ended June 30, 2017 and $186,000, or 3.9%, from $4.8 million for the quarter ended September 30, 2016.  The increases from the quarter ended June 30, 2017 were primarily due to higher salaries and benefits expense and higher losses and expenses related to other real estate owned (“OREO”), partially offset by lower regulatory expenses.  Salaries and benefits expense was higher compared to the sequential quarter primarily due to higher medical insurance expenses.  During the third quarter of 2017, we entered into an agreement to sell one of our OREO properties for $117,000 less than the carrying cost of the property on our books.  As a result, we recorded a loss on OREO of $117,000 this quarter.

The increases in noninterest expense from the quarter ended September 30, 2016 were primarily due to higher salaries and benefits expense, higher losses and expenses related to OREO and higher occupancy expenses which are reported as “other noninterest expense.” The increase in salaries and benefits expense and losses and expenses related to OREO were due to the same reasons discussed above for the sequential quarter.  The occupancy expense increases were a result of the costs associated with the acquisition of the University Place branch in July, 2017, as well as amortization expenses resulting from purchases of fixed assets and tenant improvements for this location.

The efficiency ratio for the quarter ended September 30, 2017 was 70.39%, compared to 71.22% for the quarter ended June 30, 2017 and 68.19% for the quarter ended September 30, 2016.  The improvement in the efficiency ratio compared to the prior quarter was due to the increase in net interest income for the quarter ended September 30, 2017.  The weakening of the efficiency ratio compared to the same quarter in 2016 was primarily due to higher noninterest expense and a decrease in noninterest income.

Balance Sheet Review, Capital Management and Credit Quality

Total assets at September 30, 2017 were $622.5 million, compared to $588.3 million at June 30, 2017 and $566.2 million at September 30, 2016.  The increase from June 30, 2017 was a result of an increase in total loans.  The increase from September 30, 2016 was the result of higher cash balances and an increase in total loans.

Cash and cash equivalents increased $695,000, or 1.2%, to $60.7 million at September 30, 2017, compared to $60.0 million at June 30, 2017 and increased $5.4 million, or 9.7%, from $55.3 million at September 30, 2017.  The increase from one year ago primarily was a result of the increase in total deposits.

Investment securities available-for-sale totaled $5.7 million at September 30, 2017, compared to $6.2 million at June 30, 2017 and $7.0 million at September 30, 2016.  The decreases for both the quarter over quarter and year over year time periods were due to normal principal pay downs on the investments and the full redemption of a $318,000 non-agency mortgage-backed security in July 2017.

Gross loans totaled $528.2 million at September 30, 2017, compared to $493.9 million at June 30, 2017 and $477.1 million at September 30, 2016.  The largest increases in the loan portfolio on a sequential quarterly basis were in the commercial business portfolio, which increased $13.8 million and in the one- to four- family residential loan portfolio, which increased $9.0 million.  On a year-over-year, quarterly comparison, the growth was in the commercial and multifamily portfolio, which increased $31.2 million and in the commercial business portfolio, which increased $12.7 million.  During the third quarter, two commercial business loan participations funded totaling $11.5 million with the remaining growth coming from organic loan originations.  The increases as compared to a year ago were mainly in the commercial and multifamily real estate and commercial business loan portfolios.  At September 30, 2017, commercial and multifamily real estate loans accounted for 38.1% of the gross loan portfolio and one- to four- family loans accounted for 35.1% of the portfolio.  Consumer loans, consisting of home equity, manufactured and floating homes, and other consumer loans accounted for 9.1% of the portfolio at that date.  Construction and land loans accounted for 10.3% of the portfolio and commercial business loans accounted for the remaining 7.4% of the portfolio at September 30, 2017.

Nonperforming assets ("NPAs"), which are comprised of non-accrual loans, nonperforming troubled debt restructurings (“TDRs”), other real estate owned (“OREO”) and other repossessed assets, increased to $4.5 million, or 0.73% of total assets, at September 30, 2017 compared to $4.2 million, or 0.72% of total assets at June 30, 2017 and $5.8 million, or 1.02% of total assets at September 30, 2016.

The following table summarizes our NPAs:

Nonperforming Loans:	September 30, 2017		June 30, 2017		September 30, 2016
(in $000s, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
One- to four- family	$2,192	48.3%	$2,039	48.3%	$1,555	27.0%
Home equity loans	700	15.4	691	16.4	580	10.1
Commercial and multifamily	206	4.6	211	5.0	2,337	40.6
Construction and land	49	1.1	-	-	-	-
Manufactured homes	133	2.9	98	2.3	148	2.6
Commercial business	223	4.9	229	5.4	249	4.3
Total nonperforming loans	3,503	77.2	3,268	77.4	4,869	84.6

OREO and Other Repossessed Assets:
One- to four- family	422	9.4	342	8.1	274	4.8
Commercial and multifamily	600	13.2	600	14.2	600	10.4
Manufactured homes	10	0.2	10	0.3	10	0.2
Total OREO and other repossessed assets	1,032	22.8	952	22.6	884	15.4
Total nonperforming assets	$4,535	100.0%	$4,220	100.0%	$5,753	100.0%

The following table summarizes the allowance for loan losses:

	Quarter Ended:
Allowance for Loan Losses (in $000s, unaudited)	September 30, 2017	June 30, 2017	September 30, 2016
Balance at beginning of period	$4,835	$4,838	$4,838
Provision for loan losses during the period	250	-	-
Net loan recoveries (charge-offs) during the period	(94)	(3)	21
Balance at end of period	$4,991	$4,835	$4,859

Allowance for loan losses to total loans	0.94%	0.98%	1.02%
Allowance for loan losses to total nonperforming loans	142.48%	147.95%	99.79%

The allowance for loan losses to total loans decreased to 0.94% for the quarter ended September 30, 2017, compared to 0.98% for the quarter ended June 30, 2017 and from 1.02% for the quarter ended September 30, 2016, primarily as a result of the increase in the balance of the loan portfolio.  The gross loan portfolio increased $34.3 million, or 6.9% compared to June 30, 2017, and $51.1 million, or 10.7% compared to one year ago.  Net charge-offs were $94,000 for the quarter ended September 30, 2017, compared to net charge-offs of $3,000 for the quarter ended June 30, 2017 and net recoveries of $21,000 for the quarter ended September 30, 2016.

Deposits increased to $524.8 million at September 30, 2017, compared to $493.7 million at June 30, 2017 and increased from $463.5 million at September 30, 2016.  The increase in deposits was principally a result of the purchase of the University Place branch and acquisition of deposits totaling $14.5 million coupled with organic growth.  Borrowings increased slightly to $28.0 million at September 30, 2017, compared to $25.0 million at June 30, 2017 and decreased from $37.5 million at September 30, 2016.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow, and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with an additional Loan Production Office in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in filings by Sound Financial Bancorp, Inc. (the "Company”) with the Securities and Exchange Commission (the “SEC”), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.  These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.

Factors which could cause actual results to differ materially, include, but are not limited to: changes in general and local economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or its wholly owned bank subsidiary by their regulators; competition; changes in management’s business strategies and other factors described in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC’s website at www.sec.gov.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONSOLIDATED INCOME STATEMENTS	Quarter Ended			Sequential Quarter % Change	Year over Year % Change
(Dollars in thousands, unaudited)	September 30, 2017	June 30, 2017	September 30, 2016
Interest income	$7,066	$6,517	$6,148	8.4%	14.9%
Interest expense	880	763	730	15.3	20.5
Net interest income	6,186	5,754	5,418	7.5	14.2
Provision for loan losses	250	-	-	nm	nm
Net interest income after provision for loan losses	5,936	5,754	5,418	3.2	9.6
Noninterest income:
Service charges and fee income	439	492	743	(10.8)	(40.9)
Increase in cash surrender value of life insurance	82	82	84	-	(2.4)
Mortgage servicing income	18	148	239	(87.8)	(92.5)
Gain on sale of loans	287	261	477	10.0	(39.8)
Total noninterest income	826	983	1,543	(16.0)	(46.5)
Noninterest expense:
Salaries and benefits	2,777	2,662	2,632	4.3	5.5
Operations expense	1,002	1,029	1,181	(2.6)	(15.2)
Data processing	448	438	434	2.3	3.2
Net loss on OREO and repossessed assets	109	11	3	890.9	nm
Other noninterest expense	600	658	500	(8.8)	20.0
Total noninterest expense	4,936	4,798	4,750	2.9	3.9
Income before provision for income taxes	1,826	1,939	2,211	(5.8)	(17.4)
Provision for income taxes	604	636	757	(5.0)	(20.2)
Net income	$1,222	$1,303	$1,454	(6.2)%	(16.0)%

Nm = not meaningful

	Quarter Ended			Sequential Quarter % Change	Year over Year % Change
	September 30, 2017	June 30, 2017	September 30, 2016
KEY FINANCIAL RATIOS (unaudited)
Annualized return on average assets	0.81%	0.92%	1.05%	(12.0)%	(22.9)%
Annualized return on average equity	7.68	8.24	10.04	(6.8)	(23.5)
Annualized net interest margin	4.40	4.33	4.19	1.6	5.0
Annualized efficiency ratio	70.39%	71.22%	68.19%	(1.2)%	3.2%

PER COMMON SHARE DATA	Quarter Ended			Sequential Quarter % Change	Year over Year % Change
(Shares in thousands, unaudited)	September 30, 2017	June 30, 2017	September 30, 2016
Basic earnings per share	$0.49	$0.52	$0.58	(5.8)%	(15.5)%
Diluted earnings per share	0.48	0.50	0.57	(4.0)	(15.8)
Weighted-average basic shares outstanding	2,507	2,501	2,490	0.2	0.7
Weighted-average diluted shares outstanding	2,562	2,597	2,568	(1.3)	(0.2)
Common shares outstanding at period-end	2,510	2,502	2,499	0.3	0.4
Book value per share	$25.24	$25.13	$23.34	0.4%	8.1%

CONSOLIDATED BALANCE SHEET				Sequential Quarter % Change	Year over Year % Change
(Dollars in thousands, unaudited)	September 30, 2017	June 30, 2017	September 30, 2016
ASSETS
Cash and cash equivalents	$60,651	$59,956	$55,275	1.2%	9.7%
Securities available-for-sale, at fair value	5,688	6,200	6,996	(8.3)	(18.7)
Loans held-for-sale	296	720	2,424	(58.9)	(87.8)
Total loans, gross	528,208	493,896	477,066	6.9	10.7
Allowance for loan losses	(4,991)	(4,835)	(4,859)	3.2	2.7
Loans, net	523,217	489,061	472,207	7.0	10.8
Accrued interest receivable	1,943	1,677	1,630	15.9	19.2
Bank-owned life insurance, net	12,602	12,429	11,998	1.4	5.0
OREO and other repossessed assets, net	1,032	952	884	8.4	16.7
Mortgage servicing rights, at fair value	3,370	3,450	3,039	(2.3)	10.9
FHLB stock, at cost	1,825	1,705	2,146	7.0	(15.0)
Premises and equipment, net	7,338	7,467	5,274	(1.7)	39.1
Other assets	4,574	4,634	4,333	(1.3)	5.6
Total assets	$622,536	$588,251	$566,206	5.8	9.9
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Interest-bearing deposits	$448,291	$418,724	$395,114	7.1	13.5
Noninterest-bearing deposits	76,526	75,020	68,369	2.0	11.9
Total deposits	524,817	493,744	463,483	6.3	13.2
Accrued interest payable and other liabilities	6,375	6,637	6,953	3.9	(8.3)
Borrowings	28,000	25,000	37,453	12.0	(25.2)
Total liabilities	559,192	525,381	507,889	6.4	10.1
Shareholders' equity:
Common stock	25	25	25	-	-
Paid-in capital	24,297	24,300	23,520	0.4	3.7
Unearned shares – ESOP	(683)	(683)	(911)	-	(25.0)
Retained earnings	39,558	39,089	35,496	0.9	11.2
Accumulated other comprehensive gain	147	139	187	5.8	(21.4)
Total shareholders' equity	63,344	62,870	58,317	0.8	8.6
Total liabilities and shareholders' equity	$622,536	$588,251	$566,206	5.8%	9.9%

CREDIT QUALITY DATA (Dollars in thousands, unaudited)	September 30, 2017	June 30, 2017	September 30, 2016	Sequential Quarter % Change	Year over Year % Change
Nonaccrual loans	$2,100	$1,819	$4,219	15.4%	(50.2)%
Nonperforming TDRs	1,403	1,449	650	(3.2)	115.8
Total nonperforming loans	3,503	3,268	4,869	7.2	(28.1)
OREO and other repossessed assets	1,032	952	884	8.4	16.7
Total nonperforming assets	$4,535	$4,220	$5,753	7.5	(21.2)
Performing TDRs on accrual	$2,226	$2,254	$2,795	(1.2)	(20.4)
Net (recoveries) charge-offs during the quarter	94	3	(21)	3,033.3	(547.6)
Provision for loan losses during the quarter	250	-	-	nm	nm
Allowance for loan losses	4,991	4,835	4,859	3.2	2.7
Allowance for loan losses to total loans	0.94%	0.98%	1.02%	(4.1)	(7.8)
Allowance for loan losses to total nonperforming loans	142.48%	147.95%	99.79%	(3.7)	42.8
Nonperforming loans to total loans	0.66%	0.66%	1.02%	-	(35.3)
Nonperforming assets to total assets	0.73%	0.72%	1.02%	1.4%	(28.4)%

OTHER PERIOD-END STATISTICS
(Dollars in thousands, unaudited)
Sound Community Bank:
Loan to deposit ratio	99.70%	99.05%	101.88%	1.6%	1.2%
Noninterest-bearing deposits / total deposits	14.58	15.19	14.75	(4.0)	(1.2)
Leverage ratio(1)	10.15	10.53	10.07	(3.6)	0.8
Common Equity Tier 1 (CET1) risk-based capital ratio(1)	11.94	12.57	12.25	(5.0)	(2.5)
Tier 1 risk-based capital ratio(1)	11.94	12.57	12.25	(5.0)	(2.5)
Total risk-based capital ratio(1)	12.95	13.63	13.36	(5.0)	(3.1)
Total risk-weighted assets	$512,040	$474,799	$454,001	7.5	12.5
Sound Financial Bancorp, Inc.:
Average total assets for the quarter	$602,095	$568,691	$552,901	5.9	8.9
Average total equity for the quarter	63,634	63,251	57,983	0.6%	9.7%

(1)
Under FDIC regulations, the regulatory capital requirements for the Bank to be considered well capitalized are 5% for Leverage-based capital, 6.5% for CETI, 8% for Tier 1 risk-based capital and 10% for total risk-based capital.

Media:	Financial:
Laurie Stewart	Matt Deines
President/CEO	EVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305